Exhibit 10.1

[NCR Letterhead]

July 11, 2005

Mr. James M. Ringler

9758 Bent Grass Bend

Naples, FL 34108

Dear Jim:

Upon execution by you, this letter will constitute your employment agreement (this “Agreement”) with NCR Corporation (“NCR” or the “Company”) regarding your temporary service as the President and interim Chief Executive Officer (“CEO”) of the Company during the period from March 30, 2005, through the arrival of a new, permanent President and Chief Executive Officer for the Company. This period is referred to herein as the “Engagement.”

Nature of the Engagement - During the Engagement, you will have the normal duties, responsibilities and authority attendant to the position of CEO of the Company, subject to the power of NCR’s Board of Directors (the “Board”) to expand or limit such duties, responsibilities and authority from time to time. While you will spend sufficient time at the Company’s offices in Dayton, Ohio and elsewhere, the Company acknowledges that you currently reside in Florida and will not require you to relocate to Dayton, Ohio.

During the Engagement, you may continue to serve as a director of the entities on whose boards you currently serve, but will not, without the prior approval of the Board, agree to serve as a director for any other entities.

Annual Base Salary – As of your effective start date, March 30, 2005, you will be paid an annual base salary of $1,000,000, to be prorated based on the length of time you temporarily serve as interim CEO. Your base salary will be paid in accordance with the Company’s usual payroll practices, and your paycheck will be automatically deposited in your Florida bank account via our convenient Easipay plan.

Incentive Award - You will be eligible to participate in the Management Incentive Plan for Executive Officers (“MIP”), which provides year-end incentive awards based on the success of NCR in meeting annual performance objectives. For 2005, your MIP award (your “Bonus”) is based on the same performance objectives as previously established in 2005 by the Compensation and Human Resource Committee of the Board (the “Committee”) for the Company’s former CEO. Your targeted incentive opportunity is 100% of your annual base salary ($1,000,000), and can range from 0% if the target objective is not met to a maximum award of 200% ($2,000,000) of your annual base salary. Your Bonus will be prorated for the number of months you temporarily serve as interim CEO, and will be paid in 2006 when the Company pays 2005 MIP awards to eligible executives.

Mr. James M. Ringler

July 11, 2005

As agreed, your Bonus will be paid in options to purchase shares of NCR common stock, which options will have a Black Scholes value at the time of grant equal to the amount of the Bonus and an exercise price equal to the average of the high and low share price of the Company’s common stock on the NYSE on the date of payment. For this purpose, the Black Scholes valuation methodology shall be the same as that used by the Committee in connection with the Company’s 2006 annual long-term incentive awards for executives. The options, if any, awarded as payment of your Bonus will be issued pursuant to an option agreement approved by the Committee and will vest immediately upon grant. Upon vesting, the options will be exercisable over their full ten-year term. The form of option agreement will be substantially similar to that used in granting options to the Company’s senior management and will include a non-competition/non-solicitation provision. In the event that the common stock of the Company is changed into a different security or property prior to the date of payment, the Committee shall make appropriate adjustments to your award.

Equity Awards – Upon your execution of this Agreement, the Company will grant you options to purchase 52,610 shares of NCR common stock. These options will be subject to the standard terms and conditions determined by the Committee, and will include a non-competition provision/non-solicitation provision, a ten-year term, and vest as follows: (a) two-thirds of the grant will vest immediately, and (b) the remainder will vest ratably over a three-month period on the first day of each month. Once vested, the options will be exercisable over the full ten-year term. The grant price of these options will be determined by the average of the high and low share price of the Company’s common stock on the NYSE on the date of grant.

Salomon Smith Barney (“SSB”) is the record-keeper for NCR’s option plan, which is administered electronically. Your stock option agreement and a record of your options will be maintained on the SSB website. You will need to accept the stock option agreement on-line before you can exercise your options.

In addition, in the event that the Engagement is longer than six months from your effective start date, March 30, 2005, the Committee intends to recommend that the Board grant you additional equity at the end of the Engagement in consideration of your temporary service as interim CEO with a value equal to $100,000 per month of service beyond the six-month period currently contemplated by the Board. The Committee may, in its discretion, recommend a larger equity grant to the Board based on your performance during the Engagement.

Director Compensation – Due to your temporary status as an employee of the Company, you will not be eligible to receive any director compensation under the NCR Director Compensation Program during the Engagement.

NCR Benefits – As of your first day of your temporary service as interim CEO, you are automatically eligible for the Company’s core U.S. benefit coverage for yourself, including Health Care Coverage (Cigna PPO Plan), Dental Care Coverage (Cigna Dental PPO Plan), Short-Term and Long-Term Disability Coverage, Life Insurance Coverage, and Accidental Death and Dismemberment Insurance Coverage. Additionally, you will be eligible to

Mr. James M. Ringler

July 11, 2005

participate in the NCR Savings Plan (401(k)) and the NCR Employee Stock Purchase Plan. Information about each program will be provided. You may choose to waive participation in any of these plans.

Living Expenses – Because you will need to spend time working at the Company’s headquarters in Dayton, Ohio, NCR will provide you with the following during the Engagement: (a) temporary housing at its corporate guest facility in Dayton, Ohio, including meals at such facility (with an approximate cost to the Company of $3,000 per month); and (b) a rental vehicle and car service to and from the airport (with an approximate cost to the Company of $1,500 per month).

Travel Expenses and Benefits – During the Engagement, NCR will also permit you to use the corporate aircraft for business travel and for travel between your Florida residence or any other residence and the Company’s offices in Dayton, Ohio, and elsewhere as needed. When you determine in the reasonable exercise of your judgment that your spouse should accompany you on the corporate aircraft, then this use shall be permitted and taxable income imputed to you for the value of her travel.

In addition, during the Engagement, you will be able to use the corporate aircraft for limited additional travel for personal use on an availability basis; provided, however, that the taxable imputed income to you attributed to such use in 2005, using the SIFL rates approved by the Internal Revenue Service, shall not exceed $35,000 without the prior approval of the Committee.

The Company shall provide you a sufficient “gross-up” payment to cover all federal and Ohio state income taxes on your personal use of the corporate aircraft, payable by the Company upon notice of the payment and amount due, no later than the day such taxes are due.

Other Business Expenses – As a general matter, the Company will reimburse you for all reasonable expenses that you incur in the course of performing your duties under this Agreement that are consistent with the Company’s policies with respect to travel, entertainment and other business expenses. Reimbursement shall be subject to the Company’s customary requirements imposed upon executive level employees, with respect to reporting and documentation of such expenses.

Vacation - In recognition of your prior work experience, you will be eligible for four weeks of paid vacation during 2005.

Change in Control – Due to the temporary nature of your service as interim CEO of the Company, you will not be entitled to participate in NCR’s Change in Control Severance Plan for Executive Officers (the “CIC Plan”), notwithstanding anything to the contrary in such plan. Further, you hereby agree to waive any rights you may have under the CIC Plan.

Arbitration – Any controversy or claim related in any way to this Agreement (including, but not limited to, any claim of fraud or misrepresentation), shall be resolved by arbitration pursuant to this paragraph and the then current rules of the American Arbitration

Mr. James M. Ringler

July 11, 2005

Association. The arbitration shall be held in Dayton, Ohio, before an arbitrator who is an attorney knowledgeable of employment law. The arbitrator’s decision and award shall be final and binding and may be entered in any court having jurisdiction thereof. The arbitrator shall not have the power to award punitive or exemplary damages. Issues of arbitrability shall be determined in accordance with the federal substantive and procedural laws relating to arbitration; all other aspects shall be interpreted in accordance with the laws of the State of Ohio. Each party shall bear its own attorneys’ fees associated with the arbitration and other costs and expenses of the arbitration shall be borne as provided by the rules of the American Arbitration Association. If any portion of this paragraph is held to be unenforceable, it shall be severed and shall not affect either the duty to arbitrate or any other part of this paragraph.

Indemnification – In addition to the Company’s indemnification obligations to you as an officer and director, and assuming your compliance with the directions of the Company with respect to the time you spend in Ohio, the Company agrees that it will indemnify, hold harmless and defend you to the fullest extent lawful, on an after-tax basis, from and against any Ohio state and local income taxes, including interest and penalties payable by you net of any applicable deductions and credits, arising solely as a result of your interim employment in Ohio hereunder imposed with respect to the amounts set forth in Schedule A; provided, however, that you give NCR (a) prompt written notice of any claim against you for any taxes, interest or penalties (“Claims”); (b) all reasonably requested information concerning the Claims; (c) reasonable cooperation and assistance, including granting powers of attorney and allowing reasonable access to your relevant personal expense records and advisors; and (d) sole authority to defend or settle the Claims in any related tax examination, audit or litigation in Ohio.

Legal Expenses – The Company will reimburse you up to $5,000 for the reasonable legal advice expenses you incur in connection with the completion of this Agreement.

Miscellaneous – This Agreement is personal to you and without the prior written consent of the Company shall not be assignable by you other than by will or the laws of descent and distribution. You may designate one or more beneficiaries to whom any payments earned by and due to you will be made in the event of your death by completing such form as the Committee authorizes for that purpose. In the absence of any such designation, any such payments will be made to your estate or personal representative. This Agreement shall inure to the benefit of and be enforceable by your legal representatives, and shall inure to the benefit of and be binding upon the Company and its successors. This Agreement may be amended, modified or changed only by a written instrument executed by you and the Company.

Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable hereunder, or any other benefits received pursuant hereto, such minimum federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation. You agree that you will use your best efforts so that you will not be considered domiciled in Ohio, including following the reasonable direction of the Company to accomplish this objective.

Mr. James M. Ringler

July 11, 2005

This letter reflects the entire agreement regarding the terms and conditions of your employment. Accordingly, it supersedes and completely replaces any prior oral or written communication on this subject. This letter is not an employment contract and should not be construed or interpreted as containing any guarantee of continued employment. The employment relationship at NCR is by mutual consent (employment-at-will), and the Board may discontinue your employment with or without cause at any time and for any reason.

Jim, if you will please countersign a copy of this letter agreement, it will constitute the terms of your temporary service as President and interim CEO of the Company upon the terms and conditions described above.

Sincerely,

/s/ Linda Fayne Levinson

Linda Fayne Levinson

Chair, NCR Compensation and Human Resource Committee

Agreed and accepted this 11th day of July, 2005.

/s/ James M. Ringler
James M. Ringler

pc:	Lars Nyberg
Jon Hoak

Mr. James M. Ringler

July 11, 2005

Schedule A

1.	Deferred compensation payable to Mr. Ringler by his former employer, Illinois Tool Works Inc. (“ITW”) after January 1, 2005.
2.	Options to purchase ITW stock owned by Mr. Ringler as of January 1, 2005.
3.	Shares of ITW common stock owned by Mr. Ringler as of January 1, 2005.